Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

&

RELEASE OF ALL CLAIMS

Shirley E. Goza And
QTS Realty Trust, Inc., QualityTech, LP, Quality Technology Services, LLC and all related companies

Dated: June 30, 2020

RETIREMENT AND TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS

The parties to this Retirement and Transition Agreement and Release of Claims (the “Agreement”) are Shirley E. Goza (“Goza”) and QTS Realty Trust, Inc., QualityTech, LP, Quality Technology Services, LLC, and their predecessors, successors, assigns, officers, directors, agents, employees and all affiliated, parent or subsidiary companies or divisions and all related companies, their predecessors, successors, assigns, officers, directors, agents, employees and all affiliated, parent or subsidiary companies or divisions (collectively, the “Company”). Reference is made to the Employment Agreement between QTS Realty Trust, Inc. and Goza effective April 3, 2017, as amended June 23, 2017 (the “Employment Agreement”).

A.	Consideration and Post-Retirement Transition Services.

Goza shall retire from the Company on December 31, 2020 (the “Retirement Date”) and, except as provided in the immediately following sentence, shall continue to serve as the General Counsel of the Company from the date hereof to the Retirement Date. The parties agree that the Chief Executive Officer (“CEO”) or the Board of Directors of the Company, in his or their sole discretion, may ask Goza to step down from her position as General Counsel prior to the Retirement Date, but in such case Goza will continue in the Company’s employ until the Retirement Date to work on select projects, in a non-executive capacity, but consistent with Goza’s experience, as may be assigned by the CEO and in connection therewith to serve in an advisory role and/or maintain certain responsibilities and which shall not accelerate the Retirement Date (the “Transition”). The Retirement Date shall be considered the date of termination of her employment for purposes of salary, annual bonus and eligibility to participate in and coverage under all employee benefit plans and programs sponsored or maintained by the Company other than for purposes of vesting in outstanding equity incentive grants, which vesting shall be as set forth below. Goza remains subject to termination for Cause (as defined in the Employment Agreement) prior to the Retirement Date.

Goza agrees that until the Retirement Date (or earlier Transition in which her duties cease to include one or more of the following performance requirements), she shall use best efforts to deliver on certain performance metrics for fiscal year 2020 for the Company as defined separately.

Goza agrees that following the Retirement Date and until the Complete Vest Date (as defined below), she will be subject to the extended non-competition and non-solicitation provisions set forth below and shall provide consulting and advisory services to the Company (the “Transition Services”) for no additional payment other than the ability to continue to vest in outstanding equity awards, not to exceed 10 hours per month.

In consideration for executing this Agreement and not revoking the same and providing the Transition Services, Goza shall be entitled to receive the following payments and benefits, provided she continues in employment through the Retirement Date and is not terminated for Cause prior to such date and continues to provide the Transition Services and complies with the extended non-competition and non-solicitation provisions through the Complete Vest Date:

•	If not previously vested in full, all restricted stock and performance stock units granted to Goza outstanding as of immediately prior to the Retirement Date shall continue to vest on the terms set forth in the grant documents, including, for the avoidance of doubt, the TSR and OFFO performance units (the last date upon which such awards become vested, the “Complete Vest Date”). Further, Goza shall have ninety (90) days from the Retirement Date (or, if earlier, the original expiration date that would have applied to the options had Goza not terminated employment) to exercise any stock options that she holds.

•	Payment of salary and benefits participation through December 31, 2020, regardless of a termination by the Company not for Cause occurring prior to that date.

•	Payment of PY2020 bonus in March of 2021 subject to Company and individual performance as approved by the CEO and Compensation Committee.

The foregoing payments and benefits are subject to withholding for applicable taxes and other legally required deductions as required by law. In addition, Goza will be solely responsible for taxes that result from the treatment of stock options, restricted stock and restricted stock units set forth above.

In exchange for the payments and benefits promised to Goza above, Goza agrees as follows:

•	On or before her Retirement Date, whenever requested, Goza shall return all Company property, including Goza’s laptop computer in a condition reasonably acceptable to the Company. Goza also will certify to the Company that she has deleted any Company digital files that she may have stored on a personal device (smartphone, tablet or home computer).
•	The term of Goza’s non-compete as set forth in her Employment Agreement shall be extended until the Complete Vest Date.
•	As of the date of execution of this Agreement, Goza shall waive her right to terminate her employment for Good Reason after such date.

In consideration for re-executing this Agreement on the Retirement Date and not revoking the same:

•	Goza shall be eligible to receive a bonus in respect of the 2020 calendar year (subject to the achievement of Company financial performance objectives applicable to senior executives and individual performance), on the same terms as apply to other executives that remain with the Company.

Goza acknowledges that she is not otherwise entitled to the consideration herein, and is receiving the consideration only in exchange for the execution of this Agreement.

The Company will pay Goza’s reasonable professional fees incurred to negotiate and prepare this Agreement, not to exceed $10,000.00.

B.	Release of Claims.

Goza releases and forever discharges Company from all claims of any kind whatsoever now existing that in any way relate to the employment of Goza by or for the benefit of the Company up to the date of the execution and re-execution of this Agreement. The claims released and discharged include, but are not limited to, all claims asserted, or which could have been asserted, under federal, state, or local constitution, law, regulation, ordinance, contract (including the Employment Agreement) or common law that in any way relate to employment, discrimination or harassment in employment, termination of employment, or retaliation with respect to the employment, including but not limited to, claims pursuant to:

1.	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 200e et seq.;

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2.	The Americans with Disabilities Act, as amended, 42 U.S.C. 12101, et seq.;
3.	The Family and Medical Leave Act, as amended, 29 U.S.C. 2601, et seq.;
4.	The Age Discrimination in Employment Act, as amended, 29 U.S.C. 621, et seq.;
5.	Any state anti-discrimination statutes;
6.	Any and all claims for alleged breach of an express or implied contract;
7.	Any and all tort claims, including but not limited to alleged retaliation for assertion of workers’ compensation rights;
8.	Any and all claims under workers’ compensation law; and
9.	Any and all claims for attorneys’ fees.

The above provisions of this paragraph B to the contrary notwithstanding, Goza does not release any claims she may have (i) for indemnification under the Employment Agreement, Company charter and by-laws and applicable law or for coverage under the Company directors and officers liability insurance coverage (including Side A coverage); (ii) all accrued and vested benefits under the Company employee benefit plans in which Goza is a participant; and (iii) that cannot be released or waived under applicable law.

C.	Covenant Not to Sue.

Goza agrees not to initiate any legal proceeding relating to any of the matters released herein.

D.	Future Communications.

Company and Goza each agree not to disparage or make negative comments about the other to any third party. “Company” for this purpose shall refer to any employee in an executive management position with the Company.

E.	Nondisclosure of Confidential Information.

Goza acknowledges that during her employment with Company she had access to a variety of confidential information, such as records, lists, knowledge of Company’s customers, suppliers, methods of operations, processes, designs, trade secrets, pricing methods, and financial information. Goza understands that Company considers all of this information confidential and proprietary to Company. Goza agrees not to use or disclose to any person or entity any confidential information she acquired during the course of her employment with Company. Goza agrees not to remove from the premises any of Company’s books, records, customer lists, designs, or other documents or materials. Goza will return to Company all such materials that she has in her possession.

F.	Permitted Disclosure.

Nothing in this Agreement (including without limitation, Sections B, C, D, E, G, H or I), in any other agreement between Goza and the Company (including without limitation the Employee/Independent Contractor Proprietary Information, Confidentiality, Inventions and Non-Solicitation Agreement), or in any policy of the Company, restricts or prohibits Goza from reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including without limitation the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, whether Goza does so as a result of Goza initiating communications directly with or responding to any inquiries from such government agency of entity, and nothing limits Goza’s right to receive any whistleblower award provided for under such laws or regulations. Goza does not need the prior authorization of the Company to engage in such conduct, and Goza does not need to notify the Company that Goza has engaged in such conduct. In addition, such conduct shall not be deemed a breach of any provision of this Agreement or any other agreement with or policy of the Company. For the avoidance of doubt, nothing in this Section F is intended to supersede Section 5.9 of the Employment Agreement.

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G.	Confidentiality.

This Agreement may be specifically enforced and may be used as evidence in an action relating to the breach of this Agreement, but otherwise Goza shall keep this Agreement confidential, until and to the extent not publicly disclosed by the Company, and shall not disclose the existence of this Agreement or its terms to any third parties, except (1) as required by process of law, and (2) to her attorney, financial advisor, and/or significant other, provided that such third party is advised of the Confidentiality Agreement and agrees not to disclose this Agreement or its terms to any other party.

H.	Cooperation.

Goza agrees to reasonably cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Goza’s employment in the business of the Company, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company. The Company will reimburse Goza for reasonable travel and out of pocket expenses incurred by Goza in providing such cooperation.

I.	Return of Consideration.

Goza agrees that, if she attempts to avoid or set aside any of the terms of this Agreement, she will first return to Company an amount equal to the consideration set forth in paragraph A of this Agreement.

J.	No Admission of Liability.

Goza acknowledges that the tender of this consideration is not meant to be construed as an admission of liability or wrongdoing on behalf of the Company, and that any such liability or wrongdoing is expressly denied by the Company.

K.	Consultation with Attorney.

Goza acknowledges and agrees that she has been advised in writing to consult with an attorney prior to executing this Agreement.

L.	Time to Consider.

Goza acknowledges and agrees that she has been provided a period of twenty-one (21) days within which to consider this Agreement prior to its execution and re-execution. Goza acknowledges and agrees that no material changes have been made to this Agreement since she first received it.

M.	Revocation Period.

For a period of seven (7) days following the date on which Goza executes this Agreement, she may revoke this Agreement (the “Revocation Period”), by sending her written, signed and dated request to revoke the Agreement by certified mail to Steve Bloom, at Quality Technology Services, LLC, 12851 Foster Street, Overland Park, KS 66213, and simultaneously providing verbal notification of her revocation request to Steve Bloom 913.312. _________ within seven (7) days of execution of this Agreement. The Agreement shall not become effective or enforceable until the applicable Revocation Period has expired.

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N.	Severability of Provisions.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of its provisions shall not affect the validity or enforceability of any of the other provisions.

O.	No Other Representations.

Goza acknowledges that no promise or agreement not expressed in this Agreement has been made; that this Agreement is not executed or re-executed in reliance upon any statement or representation made by Company or by any person employed by or representing Company other than the statements contained in the Agreement itself; and that the terms of this Agreement are contractual and not merely recitals.

P.	Choice of Law.

The enforcement of this Agreement shall be governed and interpreted by and under the laws of the State of Kansas whether or not any party is or may hereafter be a resident of another state.

Q.	Employment Agreement.

Goza acknowledges and agrees that the terms of the Employment Agreement remain in full force and effect except, other than Sections 4.1.3, 4.3.2, and 4.3.4 as modified in paragraph A above.

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THE FOREGOING TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS HAS BEEN READ AND FULLY UNDERSTOOD BEFORE THE SIGNING OF THIS AGREEMENT.

/s/ Shirley E. Goza
Name

Dated this 30th day of June, 2020

QTS Realty Trust, Inc. QualityTech, LP
Quality Technology Services, LLC

By	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

Dated this 30th day of June, 2020

RE-EXECUTE ON THE RETIREMENT DATE

THE FOREGOING TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS HAS BEEN READ AND FULLY UNDERSTOOD BEFORE THE SIGNING OF THIS AGREEMENT.

Name

Dated this

QTS Realty Trust, Inc. QualityTech, LP
Quality Technology Services, LLC

By:

Title:

Dated